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                                                                     Exhibit 4.1


                               FINISAR CORPORATION

              CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
                                     OF THE
                            SERIES A PREFERRED STOCK

    (Pursuant to Section 151 of the General Corporation Law of the State of
                                   Delaware)


     The undersigned Stephen K. Workman, Vice President of Finance, Chief Financial Officer and Secretary of Finisar Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 15, 1999 (the "Restated Certificate of Incorporation"), the Board of Directors on February 16, 2001 adopted the following resolution creating a series of 3,250,000 shares of Preferred Stock designated as Series A Preferred Stock:


     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:


1.   DESIGNATION AND AMOUNT.


     The initial series of Preferred Stock shall be designated Series A Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). The number of shares initially constituting the Series A Preferred Stock shall be three million two hundred fifty thousand (3,250,000) shares.


2.   DIVIDENDS.


     The holders of the Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of any assets legally available therefor, dividends (other than dividends of Common Stock for which an adjustment is made pursuant Section 5(c)(i))on a pari passu basis with the holders of the Common Stock, with each share of the Series A Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock, including fractions of a share, into which such share of Series A Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such dividend or distribution.


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3.   LIQUIDATION.

     (a) LIQUIDATION DEFINED. "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction. For purposes of this
Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation, but shall be treated as provided in Section 5(c)(iii) hereof.

     (b) RIGHTS. Upon a Liquidation, as defined above, the assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably among the holders of Common Stock and Series A Preferred Stock pro rata on the basis of the number of shares of Common Stock then outstanding and issuable upon the conversion of the Series A Preferred Stock then outstanding.

     (c) CONSENT TO DISTRIBUTIONS. Each holder of Series A Preferred Stock shall be deemed to have consented to distributions made by the Corporation or its subsidiaries in connection with the repurchase of shares of the Corporation's capital stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such repurchase.

4.   VOTING RIGHTS.

     In addition to other rights provided herein or by law, the holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to the stockholders of the Corporation for vote or consent and will vote with the holders of Common Stock as one class. Each holder of Series A Preferred Stock shall be entitled to one vote per share of Common Stock issuable upon conversion of the shares of Series A Preferred Stock then held by such stockholder.

5.   CONVERSION.

     (a) AUTOMATIC CONVERSION. The shares of Series A Preferred Stock shall automatically convert into shares of Common Stock upon the effectiveness of an increase in the authorized number of shares of the Common Stock of the Corporation (the "Common Stock") to not less than that number of shares sufficient to allow the conversion of each share of the Series A Preferred Stock into authorized shares of Common Stock that have not been issued, subscribed for, or otherwise committed to be issued, at the Conversion Rate provided herein. Such conversion will be effective without any further action by the holders of the Series A Preferred Stock, immediately upon the occurrence of the effectiveness of such Certificate Amendment.

     (b) CONVERSION RATE. The Series A Preferred Stock shall initially be convertible at the rate of three (3) shares of Common Stock for each share of Series A Preferred Stock so converted pursuant to Section 5(a) hereto, subject to appropriate adjustment as provided in Section 5(c) below (the "Conversion Rate").


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     (c)  CERTAIN EVENTS.


          (i) SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock into which each share of the Series A Preferred Stock shall be convertible shall be proportionately adjusted.

          (ii) REORGANIZATION AND RECLASSIFICATION OF COMMON STOCK. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Series A Preferred Stock shall, at the same time, automatically be convertible into, in lieu of shares of Common Stock which the holders would otherwise have been entitled to receive, the kind and amount of shares of such other class or classes of stock to which such holder would have been entitled if immediately prior to such reorganization, reclassification or other transaction, such holder had converted his shares of Series A Preferred Stock into Common Stock at the Conversion Rate in effect as of the consummation of such reorganization, reclassification or other transaction.

          (iii) ORGANIC CHANGES. In the event of any consolidation, merger, sale of all or substantially all of the assets of the Corporation to any entity, or any other transaction that is effected in such a manner that holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash, assets or other property with respect to or in exchange for such stock (any such transaction an "Organic Change"), the shares of Series A Preferred Stock shall, immediately upon the receipt by the holders of the Common Stock of such stock, securities, cash, assets or other property be automatically exchanged for such stock, securities, cash, assets or other property to which such holder would have been entitled if immediately prior to such Organic Change, such holder had converted his shares of Series A Preferred Stock into Common Stock at the Conversion Rate in effect as of the consummation of such Organic Change. The provisions of this Section 5 shall similarly apply to successive reorganizations, consolidations, mergers, sales or other dispositions.

     (d)  EXCHANGE OF CERTIFICATES.

          (i) All holders of Series A Preferred Stock which has been converted into Common Stock shall promptly surrender to the Corporation or its transfer agent certificates representing such shares. Within ten (10) business days following such surrender, the Corporation shall issue and deliver to or upon the written order of each such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. Upon conversion of only a portion of the shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered, at the expense of the Corporation (except for expenses relating to the issuance of such shares to a person other than the record holder of the shares of Series A


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Preferred Stock which have been converted in to Common Stock), a new certificate representing the unconverted shares of Series A Preferred Stock represented by the certificate so surrendered.

          (ii) The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing the shares of Series A Preferred Stock which have been converted into Common Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

     (e) NO IMPAIRMENT. The Corporation will not, by amendment of its Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against impairment.

6.   NOTICES.

     All notices, requests and other communications shall be in writing addressed to the Corporation at its principal office or to the holders of Series A Preferred Stock at their addresses appearing on the stock ownership records of the Corporation and delivered by a nationally recognized overnight mail carrier, certified mail return receipt requested or facsimile. Any notice sent by nationally-recognized overnight mail carrier shall be deemed to be delivered on the expected date of delivery. Any notice sent by certified mail, return receipt requested, shall be deemed to be delivered 3 days after mailing. Any notice sent by facsimile shall be deemed delivered upon the receipt by sender of written confirmation of transmission.

7.   PROTECTIVE PROVISIONS.

     (a) AMENDMENT OR REPEAL. In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, amend or repeal any of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

     (b)  PERMITTED ACTIONS. Notwithstanding the provisions of Section 7(a):

          (i) The number of authorized shares of Series A Preferred Stock, or of any other class or series of the Corporation's stock, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon without the separate vote or consent of the holders of Series A Preferred Stock, pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, or by resolution of the Corporation's board of directors, to the extent permitted by Section 151 thereof.


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          (ii) Any new series of Preferred Stock may be authorized without restriction, with rights on a parity with or superior to the Series A Preferred Stock (provided that no such new series of Preferred Stock shall have the conversion rights with priority senior to those of the Series A Preferred Stock) by resolution of the Corporation's board of directors, to the extent permitted by Section 151 of the General Corporation Law of the State of Delaware, without the separate vote or consent of the holders of Series A Preferred Stock.

8.   STATUS OF CONVERTED SHARES.

     If shares of Series A Preferred Stock are converted pursuant to Section 5 hereof, the shares so converted shall, upon the filing of a certificate with the Delaware Secretary of State, resume the status of authorized but unissued shares of Preferred Stock of the Corporation.

9.   AMENDMENTS AND WAIVERS.

     Any right, preference, privilege or power of, or restriction provided for the benefit of, the Series A Preferred Stock set forth herein may be amended and the observation thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Corporation and the affirmative vote or written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, and any amendment or waiver so effected shall be binding upon the Corporation and all holders of Series A Preferred Stock.

                                      * * *

     RESOLVED FURTHER, that the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer or any Assistant Secretary or Assistant Treasurer of the Corporation are each authorized to execute, acknowledge and file a certificate of designation for the Series A Preferred Stock in accordance with Section 103 of the Delaware General Corporation Law."









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IN WITNESS WHEREOF, I have executed this Certificate and do affirm under penalty of perjury that the foregoing is the act and deed of the Corporation and that the facts stated herein are true as of this ____ day of February, 2001.



                                                /s/ STEPHEN K. WORKMAN
                                          --------------------------------------
                                          Stephen K. Workman, Vice President of
                                          Finance, Chief Financial Officer and
                                          Secretary








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